Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 8-K Current Report dated September 9, 2004, of our reports dated May 6, 2004 relating to the financial statement of Extra Space Storage Inc. and July 29, 2004 relating to the consolidated financial statements and financial statements schedule of Extra Space Storage LLC, which appear in the Prospectus included in the Registration Statement on Form S-11/A, File No. 333-115436, filed by Extra Space Storage Inc. on August 11, 2004.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah

September 14, 2004